Exhibit 10.3
SECOND AMENDMENT
TO THE
GENESCO INC. DEFERRED INCOME PLAN
     Genesco Inc., pursuant to the power granted to it by Section 11.2 of the Genesco Inc. Deferred Income Plan (the “Plan”) hereby amends the Plan as follows, effective as of January 1, 2005:
I.
     Delete in its entirety Section 3.1(b)(i) and substitute in lieu thereof the following:
     (i) Compensation. Each Participant who is an employee of the Company may elect to defer from 2% to 20% of his Compensation which would have been received in the Plan Year, but for the deferral election. Such percentage shall be withheld from each payment of Compensation.
     IN WITNESS WHEREOF, this amendment has been executed on behalf of the Company on this 17th day of May, 2005.

GENESCO INC.

ATTEST:

	By:	/s/ James S. Gulmi

/s/ Buford Eubanks	Title:	Senior Vice President-Finance

ATTEST:

	By:	/s/ John W. Clinard

/s/ Buford Eubanks	Title:	Vice President Administration